Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Echelon Corporation:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-62045, 333-44198, 333-88880, 333-110679, 333-125395, and 333-149783) of Echelon Corporation of our report dated March 16, 2009, with respect to the consolidated balance sheets of Echelon Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, appearing elsewhere in this Form 10-K.

/s/ KPMG LLP

Mountain View, California
March 16, 2009